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                                                                       EXHIBIT D

[AUGUSTA PARTNERS, L.P. LETTERHEAD]



                                                                 January 8, 1999



Dear Limited Partner:

Augusta Partners, L.P. (the "Partnership") has received and accepted your tender request. Enclosed is a statement showing the breakdown of your capital withdrawal and the manner in which it is being distributed, in accordance with the tender offer.

In the event that you have tendered your entire investment, you have been paid 95% of the amount requested, in accordance with the terms of the tender offer. The funds were paid out either by check, if requested, or wired directly into your brokerage account at CIBC Oppenheimer.

The contingent portion of the repurchased interest is valued based on the unaudited net asset value of the Partnership as of December 31, 1998, and is subject to year end audit adjustments which may cause a change in the value of the contingent portion of the repurchased interest. The contingent portion will be paid (subject to audit adjustment) within 10 calendar days following the conclusion of the 1998 year-end audit, according to the terms of the tender offer. We expect the audit to be completed by the end of February, 1999. This investment will no longer appear on your CIBC Oppenheimer monthly statement, beginning with your February statement. However, the contingent portion owed to you will appear on your month end statement as a promissory note, unless you have elected to receive the note directly (see attached note, if applicable). Please be aware that the promissory note must be returned to Karen Castagna, PFPC Inc., P.O. Box 358, Claymont, Delaware 19703, and received by PFPC by no later than March 8, 1999 in order to receive payment.

Should you have any questions, please feel free to contact PFPC Inc., our Administrator, at 1-888-697-9661.




                                             Sincerely,

                                             /s/ Howard Singer

                                             Howard Singer
                                              for Augusta Management, L.L.C.

Enclosure